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                                                                 EXHIBIT 99

                                                              Press Release

FOR IMMEDIATE RELEASE

      IMS ANNOUNCES SALES AND EARNINGS FOR THE FOURTH QUARTER WILL BE BELOW
                               ANALYSTS' CONSENSUS

     Beaverton, OR - January 5, 1998 - Integrated Measurement Systems, Inc. (NASDAQ: IMSC) announced Q4 1997 sales and earnings will not meet analysts' expectations. Based on unaudited preliminary estimates, the Company now expects quarterly revenues to be between $10.0 and $10.5 million as compared to analysts' consensus estimates of $13.5 million. As a result, earnings per share will be between $.07 - $.09 versus analysts' consensus of $.23 per share for Q4 1997.
     "WE ARE DISAPPOINTED BY THESE RESULTS," said KEITH BARNES, PRESIDENT AND CHIEF EXECUTIVE OFFICER. "THEY ARE A DIRECT CONSEQUENCE OF END-OF-QUARTER SLIPPAGE OF A FEW ORDERS IN THE SYSTEMS BUSINESS REFLECTING CAPITAL EXPENDITURE DELAYS BY SOME CUSTOMERS. WE EXPECT MOST OF THESE ORDERS TO BOOK DURING THE FIRST FEW MONTHS OF 1998.
      ON THE OTHER HAND, THE VIRTUAL TEST DIVISION AS WELL AS OUR MIXED SIGNAL BUSINESS IS EXPECTED TO YIELD GOOD RESULTS AND THE COMPANY OVERALL BUILT BACKLOG FOR THE QUARTER. IN ADDITION, ONE OF OUR KEY CUSTOMERS PLACED A $1.5 MILLION ORDER IN THE BEGINNING OF JANUARY FOR OUR NEXT GENERATION SYSTEM WHICH WE ARE PLANNING TO SHIP IN THE Q3-Q4 1998 TIMEFRAME. WE CONSIDER THIS A POSITIVE INDICATOR.
     WE CONTINUE TO HAVE HIGH CONFIDENCE IN OUR STRATEGIES, POSITIONING, PRODUCT QUALITY AND BELIEVE THE LONG-TERM PROSPECT OF OUR BUSINESS REMAINS STRONG."
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IMS designs, manufactures, markets and services a family of versatile, high performance engineering Test Stations used to verify and characterize complex electronic devices. In addition, the Company develops, markets and supports a line of Virtual Test Software that permits design and test engineers to automate test program development and to conduct simulated tests of electronic device designs prior to the fabrication of the prototype of the actual device.

IMS products enable its customers to shorten time-to-market, enhance accuracy of design, reduce both the time required to test and the cost of testing the customers' devices and provide reliable and prompt feedback to both design and test engineers.